COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT (the “Agreement”) is made and entered into effective as of June 16, 2017 (the “Effective Date”), by and between Car Charging Group, Inc. (the “Company”) and Ira Feintuch (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Car Charging Group, Inc. Fee/Commission Agreement dated November 17, 2009 (the “Fee Agreement”); and

WHEREAS, the Company and the Executive wish to clarify the accrued compensation owed to the Executive pursuant to the Fee Agreement and the payment terms of such accrued compensation.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Cash Owed Pursuant to Accrued Compensation. The Company hereby agrees to pay the Executive the following amounts due pursuant to Fee Agreement: $142,250 due for accrued commissions on hardware sales and $31,969 due for accrued commissions on revenue from charging stations. In addition, the Company and the Executive hereby agree that the amounts due for accrued commissions on hardware sales and revenue from charging stations pursuant to the Fee Agreement have only been calculated through March 31, 2017. The additional amounts owed from April 1, 2017 through the date of the closing of the Offering (as defined in Section 3 hereof) shall be calculated using the same methodology used to calculate the amounts owed as stated in this Section 1 (the “Additional Amounts”). Once the Additional Amounts are agreed to by the Compensation Committee of the Company’s Board of Directors, it shall be paid in the manner listed in Sections 3(A) and 3(B).

2. Securities Owed Pursuant to Accrued Compensation. The Company hereby agrees to issue to the Executive the following options, fully vested on issuance and expiring five years from the issuance date, as compensation for accrued commissions on hardware sales:

i.	Options for 350,000 shares of the Company’s common stock at an exercise price of $0.60 per share.

ii.	Options for 480,000 shares of the Company’s common stock at an exercise price of $0.75 per share.

iii.	All options described in this Section 2 are on a pre-reverse stock split basis. The amounts and share prices will be adjusted if such options are issued following a reverse stock split.

3. Timing of Payments.

A. The Company is currently in the process of pursuing: (i) a public offering of its securities; and (ii) the listing of its shares of common stock on the NASDAQ or other national securities exchange (collectively, the “Offering”). The Company shall pay to the Executive: (i) $130,664 in cash (75% of the value of the accrued commissions on hardware sales and the accrued commissions on revenue from charging stations as calculated through March 31, 2017); and (ii) an amount of cash equal to 75% of the Additional Amounts, by the third (3rd) business day following the closing of the Offering.

B. By the third (3rd) business day following the closing of the Offering, the Company shall issue to the Executive: (i) units of shares of the Company’s common stock and warrants sold in the Offering with a value of $43,555 (25% of the value of the accrued commissions on hardware sales and the accrued commissions on revenue from charging stations as calculated through March 31, 2017) at a 20% discount to the price per unit of the units sold in the Offering; and (ii) an amount of units with a value equal to 25% of the Additional Amounts at a 20% discount to the price per unit of the units sold in the Offering.

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C. Upon the signing of this Agreement, the Company shall issue the options owed pursuant to Section 2 of this Agreement.

D. Regardless of whether the Offering is ever closed, the Company hereby acknowledges that the cash and securities discussed in this Agreement are owed to the Executive as of the Effective Date.

E. Until the Offering is closed, the Company shall accrue all cash and securities owed to the Executive pursuant to this Agreement as a liability of the Company.

4. Fee Agreement. The Executive hereby agrees that the Fee Agreement shall be suspended and no payments shall be due thereunder (other than the payments specifically detailed in this Agreement) for as long as the Executive is a full-time employee of the Company that is due to be paid a monthly salary of at least $20,000. It is also acknowledged that if the Fee Agreement is ever reinstated payments due thereunder will be calculated to include all parties that were ever introduced to the Company by the Executive for the life of the arrangement.

5. Executive Bonus. Executive will be entitled to a semiannual bonus that will be initiated by the Compensation Committee for all executives of the Company that will take into consideration hardware sales, EV charging station revenues, revenue growth, profitability as well as other factors. The Executive will be entitled to the bonus for all parties that were ever introduced by the Executive to the Company and for the life of the relationship.

6. Conflicts. In the event that there is a conflict between the provisions of this Agreement and that certain Executive Employment Agreement by and between the Company and the Executive dated March 24, 2015, the terms stated herein shall prevail. In the event that there is a conflict between the provisions of this Agreement and the Fee Agreement, the terms stated herein shall prevail.

7. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile and scanned versions, each of which when so executed shall be deemed an original and all of which shall constitute together one and the same instrument, and shall be effective upon execution by all of the parties.

IN WITNESS WHEREOF, the parties have executed this Compensation Agreement.

CAR CHARGING GROUP, INC.		EXECUTIVE

By:
	Andy Kinard, President	Ira Feintuch

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